EXHIBIT 4.11

                              SHARE SALES AGREEMENT

   ENTERED AND SIGNED IN TEL AVIV ON THE DAY _____OF THE MONTH OF APRIL, 2008

BETWEEN:       MIVTACH Shamir Investments (93) Ltd.
               Private Company 511841819
               4 Koifman St. Tel Aviv 68012
               (Hereinafter: "SHAMIR" or "THE SELLER")

                                                                ON THE ONE PART;

AND:           TAT TECHNOLOGIES LTD.
               Public Company No. 520035791
               P.O. Box 80, Gedera 70750
               (Hereinafter: "TAT" or "THE BUYER")

                                                             ON THE SECOND PART;

WHEREAS the Seller is the owner and holder of 2,000 regular shares of NIS 1 par value each in Betnal Industries Ltd. (hereinafter: "THE COMPANY"), which as of the date of signing this agreement, constitute 10% of the Company's issued and paid share capital (hereinafter: "SALE SHARES");

AND WHEREAS    the Seller is interested in selling the Sale Shares to the Buyer and the Buyer in interested in purchasing all the Sale Shares from the Seller, being clean and free (as defined below), all according to the manner and terms specified in this Agreement below;

AND WHEREAS    on March 27, 2008 an agreement was signed between the Buyer and
               Bental Investments Cooperative Agricultural Society Ltd.
               (hereinafter: "BENTAL") for the sale of 5,400 regular shares of NIS 1 par value each in the Company, held by Bental and constituting approx. 27% of the Company's issued share capital
               (hereinafter: "BENTAL TRANSACTION") as well as granting a put option and call option for an additional 3,598 regular shares in the Company;

AND WHEREAS    the completion of the Bental Transaction is a suspending
               condition for the completion and execution of the transaction discussed in this Agreement;


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NOW THEREFORE IT IS DECLARED, STIPULATED AND AGREED BETWEEN THE PARTIES AS
FOLLOWS:

1.   PREAMBLE AND INTERPRETATION

     The preamble and to this Agreement and the parties' statements, constitute an integral part thereof.

     The headings of the clauses in this Agreement were added purely for reading convenience and should not be used for interpreting the Agreement.

2.   DEFINITIONS

     In this Agreement, the following terms will be given the meanings that appear beside them:

     2.1  "DOLLAR" - One United States Dollar.

     2.2 "COMPANY'S ISSUED AND PAID SHARE CAPITAL" - 20,000 regular shares included in the Company's issued and paid capital on the date of signing this Agreement.

     2.3 "BUSINESS DAY" - Sundays - Thursdays every week, provided that there is no holiday, occasion, holiday eve and/or Sabbatical.

     2.4 "SUBSIDIARY" - Bental Inc., company incorporated according to the laws of the State of Maryland, U.S.A, whose entire shares are owned by the Company. In this Agreement, the term "Company" includes the Subsidiary.

     2.5 "CLOSING DATE" - 7 (seven) business days after fulfilling the finale suspending condition or any other date after fulfilling the suspending conditions to be agreed in writing by the parties.

     2.6 "MEMORANDUM OF UNDERSTANDING" - The Memorandum of Understanding signed between the parties, together with Bental on January 2, 2008.

     2.7 "COMMISSIONER" - Israel Antitrust Commissioner by virtue of the provisions of the Restrictive Trade Practices Act, 5748-1988.

     2.8 "REGULAR SHARES" - Regular shares of NIS 1 par value each of the Company's issued and paid share capital.

     2.9 "SALE SHARES" - 2,000 regular shares held by the Seller on the date of signing this Agreement and constituting 10% of the Company's issued and paid share capital on such date.


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     2.10 "CLEAN AND FREE" - Clean and free of any mortgage, pledge, attachment, lien, right of first refusal, right to tag along, obstruction settlements, debt or any third party rights.

     2.11 "ARREARS INTEREST" - Arrears interest to be paid according to the provisions of clause 14.5 of this Agreement.

     2.12 "SUSPENDING CONDITIONS" - The conditions stipulated in clause 7 of this Agreement.

3.   THE SELLER'S PRESENTATIONS, STATEMENTS AND UNDERTAKINGS

     3.1 The Seller hereby presents, states and undertakes the following to the Buyer, regarding the Sale Shares:

          3.1.1 The Seller is the exclusive owner and holder of the Sale Shares.

          3.1.2 That the Sale Shares were duly issued and fully paid, and subject to the fulfillment of the suspending conditions, on the date of signing this Agreement are and will be on the closing date, clean and free for transfer, according to the provisions of this Agreement.

          3.1.3 Not to undermine from the generality of the said in clause 3.1.2 above, subject to fulfilling the suspending conditions, the Seller did not undertake towards any third party to transfer the Sale Shares, or any part thereof, or avoid transferring them and did not grant or give any person or body any option or other right to purchase or receive the Sale Shares and/or any part thereof and that no person or body has the right of first refusal, right to tag along or any other right regarding the Sale Shares, all or part thereof, except by virtue of the Company's Founders Agreement and Articles of Association.

          3.1.4 Subject to fulfilling the suspending conditions: (a) sale of the Sale Shares to the Buyer according to this Agreement, is not contrary or contradicts any contract and/or undertaking by any party thereto; (b) the Seller received all the authorizations and certificates required by the law for the sale of the Sale Shares and transfer thereof to the Buyer, and there is not prohibition or limitation or prevention of any sort, from executing the aforesaid.


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


          3.1.5 The Seller made all the decisions according to its certificates of incorporation and the law, required for engaging in this Agreement and executing its obligations according thereto and that the signatories onto this Agreement in its behalf, were duly authorized to do so and their signature binds the Seller and subject to fulfilling the suspending conditions, the Seller's engagement in this Agreement and executing the provisions thereof, do not require any consent, certificate or permission from any person or body or giving any notice, and to the best of the Seller's knowledge there is no prevention from its engagement in this Agreement and fulfilling its obligations according thereto.

          3.1.6 Beginning with the date of signing this Agreement, the Seller and/or a corporation associated therewith, has no and will not have any claims, demands and/or suits, of any sort or type, towards the Company, its shareholders, officers, employees and advisers, whose grounds were created during the period preceding signing this Agreement, including by virtue of capital bills granted by the Company to the Seller, and the Seller hereby waives, decisively and absolutely, on its behalf and on behalf of anyone representing the Seller, any claim, demand and/or suit as said, all except as said in this Agreement.

          3.1.7 Upon signing this Agreement, the Seller agrees to waive the right of first refusal concerning the Bental transaction.

     3.2 The Seller's presentations specified in this clause 3, will remain true for the closing date. Not to undermine from the said, if any change applies on the Seller's presentations as said in this clause 3 until the closing date, the Seller will give the Buyer written notice of the matter and the Buyer will be entitled to terminate this Agreement, without bearing any liability towards the Seller for the termination as said.

4.   THE BUYER'S STATEMENTS AND UNDERTAKINGS

     The Buyer hereby presents, states and undertakes the following to the
     Seller:

     4.1 The Buyer is engaging in this Agreement after considering the advisability of the transaction, as a reasonable investor.

     4.2 Subject to the correctness of the Seller's statements in clause 3 above and fulfilling its obligations according to this Agreement, the Buyer is purchasing the Sale Shares without the Seller making any presentation beyond the said in this Agreement, regarding the Company's business condition or assets. Subject to the correctness of the presentations and the Seller's fulfillment of its obligations according to this Agreement, the Buyer has no and will not have any claims or arguments towards the Seller, including claims of alternative and/or compatibility and/or defect of any sort regarding the purchase of the Sale Shares and/or the Company and anything associated or resulting thereby.


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     4.3  The Buyer: (a) is fully authorized to engage in this Agreement and perform all its obligations according thereto; and (b) has no legal prevention or other prevention from engaging in this Agreement and (c) does not require the confirmation or consent of any third party, regarding signing this Agreement or executing the provisions thereof, except the certificates and approvals forming suspending conditions for validation of this Agreement.

     4.4 The Buyer has the economic and financial abilities required to perform its obligations according to the provisions of this Agreement.

     4.5 The Buyer's presentations specified in this clause 4, will remain true on the closing date.

5.   THE TRANSACTION

     5.1 Subject to fulfilling the suspending conditions, the Seller undertakes to sell the Sale Shares to the Buyer and the Buyer undertakes to purchase the Sale Shares from the Seller, on the closing date, being clear and free.

     5.2 Sale of the Sale Shares and transfer thereof to ownership of the Buyer on the closing date will be done in exchange for consideration as specified in clause 6 below.

6.   CONSIDERATION FOR THE SALE SHARES AND TERMS OF PAYMENT

     The Buyer will pay the Seller for the Sale Shares on the closing date, the cash amount of USD 1,225,000 (one million, two hundred and twenty five thousand) US Dollars (hereinafter: "CONSIDERATION FOR THE SALE SHARES") in exchange for transfer of the Sale Shares to the name of the Buyer, being clean and free and fulfilling the rest of the Seller's obligations. Payment of the Consideration for the Sale Shares will be done subject to "ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR" according to the provisions of clause 12 below.


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7.   SUSPENDING CONDITIONS: INTERIM PERIOD

     7.1 This Agreement and fulfillment thereof, are conditioned by fulfilling and executing the suspending conditions specified below prior to the closing date:

          7.1.1 The Commissioner approved the transaction discussed in this Agreement. The parties will act in good faith, diligently and assiduously to fulfill and perform the terms as said, as soon as possible.

          7.1.2 The Bental transaction was concluded concurrently with the completion of the transaction discussed in this Agreement on the closing date.

          7.1.3 No claim or argument, or thereat or anything similar, was received in regard to the parties' engagement in this Agreement or the Buyer's rights as said therein, which remains pending on the closing date.

          7.1.4 The Seller's presentations are true, complete and accurate on the closing date.

          7.1.5 All the additional terms specified in clause 8.1 below were fulfilled.

     7.2 If and as long as the suspending conditions were not fulfilled within 120 days from the date of signing this Agreement (hereinafter:
          "INTERIM PERIOD"), after the parties exercised reasonable efforts in order to fulfill such conditions, and the party to benefit from the suspending conditions did not agree to waive fulfilling such condition, then each party will be entitled to terminate this Agreement and in such case, no party will be entitled to any right or cause of action according to the Agreement.

     7.3 During the Interim Period, the Seller will act in order to assure that the Company continues to conduct its businesses in the regular course of business, subject to the law. Not to undermine from the generality of the said, subject to the law, the Seller will object to the following acts in the Company or subsidiary thereof (except acts required for closing the subsidiary): (a) any change in the regular course of business or the terms for employment of employees thereof;
          (b) any profit distribution, any monetary payment in any other manner, such as management fees, bonuses etc, any loans, securities or guarantees of any sort, except as said in this Agreement; (c) any organizational change, including splitting, transferring or selling rights, purchasing the activity or holdings in another person, merger etc.; (d) change in ownership and/or holdings, and any endowment or allocation of capital rights; (e) any appointment or replacement of senior officers and any transaction or engagement between them and the Seller and/or related or associated parties thereto; (f) any change in the terms and conditions of any the Company's material agreements; and
          (g) any agreement or obligations to perform any of the abovementioned.


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8.   CLOSING

     8.1 On the date of closing and after obtaining all the approvals as said in clause 7 above, the parties will meet at 10:00 in the morning at the offices of Advocate Zellermayer, Pelossof & Co, at 20 Lincoln St., Tel Aviv, 12th floor, or other date and location as agreed between the parties and on such date: the Seller will sell the Sale Shares to the Buyer and the Sale Shares will be transferred to the name of the Buyer, being clean and free, concurrently and in exchange for: (1) performing payment of the entire Consideration for the Sale Shares by the Buyer; and (2) additional acts as specified below; and all the following acts will be done simultaneously and considered as done at the same time and none of them will be considered valid unless all the other acts are performed; following are the acts:

          8.1.1 The Buyer will pay the Seller the Consideration for the Sale Shares by bank draft or bank transfer to the bank account instructed by the Buyer in advance in writing; and

          8.1.2 The Seller will sign a share transfer certificate as the transferor, in the version required according to the Company's Articles of Association, referring to all the Sale Shares held by the Seller;

          8.1.3 The director appointed to the Company's Board on behalf of the Seller, will submit a letter of resignation, effective from the closing date.

9.   ARBITRATION

     9.1 In any case of disputes or differences of opinion between the parties in any matter concerning, resulting or associated with entering the Agreement, validity, breach, execution or interpretation of this Agreement, such will be submitted for decision of a single arbitrator. The arbitrator will be Yossi Abadi, Advocate and if he is refrained from serving as an arbitrator, an arbitrator will be appointed by the Buyer and Sellers' attorneys and in lack of agreement between them after 14 days from the appeal from one party to the other, an arbitrator will be appointed by the Israel Bar Association.


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     9.2  The arbitrator will be entitled to grant interlocutory orders and other temporary remedies that a court of law is authorized to give and will be linked and subject to the substantive law, but not laws of evidence and legal procedures. The arbitrator will explain his arbitration award.

     9.3 The provisions of this clause will be valid as though they are an arbitration agreement between the parties and the provisions of the addition to the Arbitration Law, 5728-1968, will apply to the arbitration procedures and the arbitrator.

10.  JURISDICTION

     Subject to the said in clause 9 of the Agreement referring to the matter of arbitration, the jurisdiction in all matters concerning this Agreement or resulting from the Agreement, are awarded to the authorized courts of Tel Aviv and only such courts.

11.  GENERAL UNDERTAKING TO PERFORM ACTS AND SIGN DOCUMENTS

     The parties undertake to perform all actions and sign all documents, certificates, forms and statements, as required and beneficial for performing the provisions of this Agreement. Not to undermine from the generality of the aforesaid, the parties undertake to comply with all reporting obligations required by the law (including to the Registrar of Companies), as entailed in performing this Agreement.

12.  ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR

     Payment for the Sale Shares as said in clause 6 above, will be done subject to adjustment to the exchange rate of the US Dollar as specified below in this clause (hereinafter respectively: "ADJUSTED PAYMENT" and " ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR")

     On the date of performing the Adjusted Payment, the adjustment to the exchange rate of the Dollar will be done as specified below:

     12.1 If the representative rate on the date of performing the Adjusted Payment is less than NIS 3.70 per Dollar, the Buyer will pay the Seller, in addition to the amount of Adjusted Payment, which should be paid according to the said in the provisions of this Agreement, an additional amount to be calculated according to the following formula:


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                     D * P
          X?       ----------
                       R

          X - Means the additional amount that the Buyer must pay in US Dollars

          D - Means the difference between the NIS 3.70 per Dollar and the representative rate known on the date of the relevant Adjusted Payment

          P - Means the relevant Adjusted Payment (as defined above) in US Dollars before the adjustment to the exchange rate of the Dollar

          R - Means the representative rate known on the date of performing the Adjusted Payment.

     12.2 If the representative rate on the date of performing the Adjusted Payment exceeds NIS 3.95 per Dollar, the amount to be calculated according to the following formula will be deducted from the amount of the Adjusted Payment that the Buyer must pay the Seller:

                      D * P
          X?       ----------
                        R

          X - Means the amount that should be deducted from the Adjusted Payment in US Dollars

          D - Means the difference between representative rate known on the date of the Adjusted Payment and NIS 3.95 per Dollar

          P - Means the Adjusted Payment in US Dollars, before the adjustment to the exchange rate of the Dollar

          R - Means the representative rate known on the date of performing the Adjusted Payment.

     12.3 For the avoidance of doubt, if the representative rate of the Dollar on the date of the Adjusted Payment will be in the range between NIS
          3.70 and NIS 3.95, then there will be no adjustment according to this clause and the payment will be performed according to the representative rate known on such date.


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13.  GENERAL

     13.1 Each payment that must be done according to the provisions of this Agreement will be paid on a business day until 11:00 before noon. If the date for payment is not a business day, the payment will be delayed to the first business day after the date of payment.

     13.2 This Agreement, after signing thereof, exhausts all the agreements between the parties referring to matters mentioned therein and negates any prior agreement, presentation, drafts or understandings between the parties or anyone on their behalf referring to matters included therein, including the Memorandum Of Understanding, and such documents will not be used in any way for interpretation, claims or any other manner.

     13.3 Any promise or statement of any sort, whether in writing or verbally or by manner of conduct or omission, made prior to the date of signing this Agreement, will be perceived as negated and this Agreement will be perceived as including, reflecting and exhausting all the parties statements and obligations regarding matters arranged in this Agreement as said.

14.  TAXES AND EXPENSES

     14.1 Any tax or other levy, if and as such applies to the Seller or to a seller of shares by virtue of the provisions of the law or signing this Agreement of performing the provisions thereof, will be paid by the Seller.

     14.2 Any tax or other levy, if and as such applies to the Buyer or to a buyer of shares by virtue of the provisions of the law or signing this Agreement of performing the provisions thereof, will be paid by the Buyer.

     14.3 Any payment performed according to the provisions of this Agreement, will be paid subject to the deduction of tax at source or against presentation of exemption from deduction of tax at source.

     14.4 Each party will bear its expenses, including fees for its legal advisers concerning preparation and executing this Agreement.

     14.5 If the obligation to pay linkage differentials or interest will apply to any payment according to this Agreement, then due V.A.T will be added to such linkage differentials or interest as said, if such applies, all in exchange for submission of a tax invoice. Payment of the due V.A.T to apply as said, if such applies, for any payment, will be performed by submitting a postdated cheque to be paid on the 15th of the subsequent month of the said payment.


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15.  ARREARS INTEREST

     If the Buyer did not pay the Seller any amount that the Buyer is obligated to pay the Seller by virtue of the provisions of this Agreement on the date determined for such payment, then in such case, the Buyer will be obligated to pay the Seller arrears interest, with the addition of due V.A.T for the amount in arrears, according to the rate customary at the time by Bank Leumi of Israel Ltd. in case of deviating from an approved credit limit in a US Dollar loan accounts, without undermining from any right or remedy awarded to the Seller by virtue of the provisions of this Agreement or the provisions of the law.

16.  JOINT STIPULATION

     The Seller's obligations to transfer the Sale Shares to the Buyer on the Closing Date and the Buyer's obligations to pay the Seller the Consideration for the Sale Shares are considered joints stipulations as defined by the law.

17.  AMENDMENTS AND WAIVERS

     17.1 Any change or amendment to this Agreement will be done in writing and signed by the parties thereto.

     17.2 Not to undermine from the said in this Agreement, in any case that a party to this Agreement will not demand the execution of the Agreement or any part thereof, this will not be considered as waiving his right to do so and any waiver of a breach of any provision of the provisions of this Agreement, will not be considered as an continuing waiver of the breach.

18.  LACK OF RIGHTS TO A THIRD PARTY

     This Agreement does not award and the parties thereto do not intend to award rights to any third party.


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19.  MAINTAINING CONFIDENTIALITY

     The parties declare and mutually undertake, that as of the date of signing this Agreement, they will maintain complete confidentiality and will not make any use intended for themselves or others, will not tell, reveal or publish in any other way, information or knowledge associated, directly or indirectly, to the business and/or activity of each party and any information connected thereto and/or business connected to any of the parties in any manner. Not to undermine from the generality of the said, the Seller undertakes to maintain complete confidentiality and not to make any use of business, economic, commercial or other information that came to its knowledge and/or possession during or as a result of the negotiations and/or holding the Company shares and/or positions filled in the Company.

     The aforesaid will not apply to information that the Buyer or Seller (including companies controlling them) are obligated to publish as public companies according to the law, including the Securities Act and the provisions installed according thereto, provided that any exposure or publication of information as said, will be arranged in advance in writing between the parties.

20.  NOTICES

     20.1 All notices that should be given according to the provisions of this Agreement will be in writing and sent to the addresses indicated in the preamble to this Agreement or other address informed in writing by one party to the other.

     20.2 All notices will be sent by messenger, registered mail or facsimile. Notice sent by registered mail will be considered as received within seven (7) days from dispatch thereof, notice sent by messenger or facsimile, will be considered as received one business day after dispatch thereof.

      IN WITNESS THEREOF THE PARTIES HAVE HEREUNTO SIGNED IN THE PLACE AND
                              DATE INDICATED ABOVE:


Signed:                                   Signed with stamp:
                                          MIVTACH SHAMIR HOLDINGS LTD.
---------------------
TAT TECHNOLOGIES LTD.                     MIVTACH SHAMIR INVESTMENTS (93) LTD.

By: DOV TSEELIM                           By: SHAMIR
---------------                           ----------
    Yisrael Ofan                          Avidor



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